Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

DTE ENERGY COMPANY

and

DT MIDSTREAM, INC.

Dated as of June 25, 2021

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01.	Definitions	1

ARTICLE II

The Separation

SECTION 2.01.	Transfer of Assets and Assumption of Liabilities	15
SECTION 2.02.	Certain Matters Governed Exclusively by Ancillary Agreements	18
SECTION 2.03.	Termination of Agreements; Settlement of Intercompany Accounts; Bank Accounts	18
SECTION 2.04.	Shared Contracts	20
SECTION 2.05.	Disclaimer of Representations and Warranties	21

ARTICLE III

Credit Support

SECTION 3.01.	Replacement of DTE Energy Credit Support	22
SECTION 3.02.	Replacement of DT Midstream Credit Support	23
SECTION 3.03.	Written Notice of Credit Support Instruments	24

ARTICLE IV

Actions Pending the Distribution

SECTION 4.01.	Actions Prior to the Distribution	24
SECTION 4.02.	Conditions Precedent to Consummation of the Distribution	25

ARTICLE V

The Distribution

SECTION 5.01.	The Distribution	26
SECTION 5.02.	Fractional Shares	27
SECTION 5.03.	Sole Discretion of DTE Energy	27

i

Schedule I	-	Internal Transactions

Schedule II	-	DT Midstream Equity Interests

Schedule III	-	DT Midstream Assets

Schedule IV	-	DT Midstream Liabilities

Schedule V	-	DTE Energy Retained Assets

Schedule VI	-	DTE Energy Retained Liabilities

Schedule VII	-	Corporate Assets

Schedule VIII	-	Corporate Liabilities

Schedule IX	-	DT Midstream Accounts

Schedule X	-	DTE Energy Accounts

Schedule XI	-	DT Midstream-Managed Actions

Schedule XII	-	DTE Energy-Managed Actions

Schedule XIII	-	Jointly Managed Actions

Schedule XIV	-	Shared Contracts

Schedule XV	-	Fees and Expenses

Schedule XVI	-	Surviving Intercompany Agreements

Schedule XVII	-	Surviving DTE Energy Credit Support Instruments

Schedule XVIII	-	Surviving DT Midstream Credit Support Instruments

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 25, 2021, by and between DTE ENERGY COMPANY, a Michigan corporation (“DTE Energy”), and DT MIDSTREAM, INC., a Delaware corporation and wholly-owned Subsidiary of DTE Energy (“DT Midstream”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

R E C I T A L S

WHEREAS the board of directors of DTE Energy has determined that it is in the best interests of DTE Energy and its shareholders to distribute its entire interest in DT Midstream by way of a dividend of all of the shares of DT Midstream Common Stock to be made to holders of shares of DTE Energy Common Stock;

WHEREAS, in furtherance of the foregoing, the board of directors of DTE Energy has determined that it is appropriate and desirable to effect the Spin-Off, as more fully described in this Agreement;

WHEREAS DTE Energy and DT Midstream have prepared, and DT Midstream has filed with the Commission, the Form 10, which includes the Information Statement and sets forth appropriate disclosure concerning DT Midstream and the Distribution;

WHEREAS DTE Energy and DT Midstream intend that the Transactions qualify for their Intended Tax Treatment; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of DTE Energy, DT Midstream and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.    Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, complaint, petition, hearing, charge, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Adversarial Action” means (a) an Action by a member of the DTE Energy Group, on the one hand, against a member of the DT Midstream Group, on the other hand, or (b) an Action by a member of the DT Midstream Group, on the one hand, against a member of the DTE Energy Group, on the other hand.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by Contract or otherwise; provided, however, that (a) DT Midstream and the other members of the DT Midstream Group shall not be considered Affiliates of DTE Energy or any of the other members of the DTE Energy Group and (b) DTE Energy and the other members of the DTE Energy Group shall not be considered Affiliates of DT Midstream or any of the other members of the DT Midstream Group.

“Agent” means the distribution agent appointed by DTE Energy to distribute to the Record Holders, pursuant to the Distribution, the shares of DT Midstream Common Stock held by DTE Energy.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto.

“Ancillary Agreements” means the TMA, the EMA and the TSA and any other instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Assets” means all assets, properties and rights of every kind and nature (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)    all accounting and other books, records, files and Personnel Records, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape, electronic recording or any other form or medium;

(b)    all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(c)    all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

(d)    all interests in real property of whatever nature, including buildings, land, structures, improvements and fixtures thereon, and all easements and rights-of-way appurtenant thereto, and all leasehold interests, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)    all interests in any capital stock of, or other equity interests in, any Subsidiary or any other Person; all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person; all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person; all other investments in securities of any Person; and all rights as a partner, joint venturer or participant;

(f)    all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other Contracts and all rights arising thereunder;

(g)    all deposits, letters of credit, performance bonds and other surety bonds;

(h)    all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(i)    all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(j)    all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(k)    all websites, Internet URLs, domain names, social media handles and Internet user names, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(l)    all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(m)    all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(n)    all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all Actions, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(o)    all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(p)    all licenses (including radio and similar licenses), permits, consents, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(q)    Cash, bank accounts, lock boxes and other deposit arrangements;

(r)    interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(s)    all goodwill as a going concern and other intangible properties.

“Bank Debt Incurrence” has the meaning set forth on Schedule I.

“Bond Issuance” has the meaning set forth on Schedule I.

“Borrowing” has the meaning set forth on Schedule I.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Cash Distribution” has the meaning set forth on Schedule I.

“Cash Management Arrangements” means all cash management arrangements pursuant to which DTE Energy or its Subsidiaries automatically or manually sweep cash from, or automatically or manually transfer cash to, accounts of DT Midstream or any other member of the DT Midstream Group.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers, authorizations, ratifications, permissions, exemptions or approvals from, or notification requirements to, any Person other than a member of either Group.

“Consolidated Intercompany Debt” has the meaning set forth on Schedule I.

“Consolidated Intercompany Debt Repayment” has the meaning set forth on Schedule I.

“Contract” means any oral or written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license or sublicense or joint venture.

“Contributions to DT Midstream” has the meaning set forth on Schedule I.

“Corporate Assets” means all Assets of DTE Energy or any other member of the DTE Energy Group to the extent relating to, arising out of or resulting from a general corporate matter of DTE Energy or any other member of the DTE Energy Group, including the Assets set forth on Schedule VII.

“Corporate Liabilities” means all Liabilities to the extent relating to, arising out of or resulting from a general corporate matter of DTE Energy or any other member of the DTE Energy Group (including any such Liabilities relating to, arising out of or resulting from claims made by or on behalf of holders of any DTE Energy securities (including debt securities), in their capacities as such, whether made under any applicable corporation, securities or other Laws, or by or on behalf of any Governmental Authority under any applicable securities Laws, Laws related to the duties of officers or directors or similar Laws), including the Liabilities set forth on Schedule VIII. In the event of any inconsistency or conflict that may arise in the application or interpretation of the foregoing sentence, for the purpose of determining what is and is not a Corporate Liability, any item described in this definition of “Corporate Liabilities” shall take priority over clause (b) of the definition of “DT Midstream Liabilities” and clause (a) of the definition of “DTE Energy Liabilities”.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“D&O Policies” has the meaning set forth in Section 8.05.

“Distribution” means the distribution by DTE Energy to the Record Holders, on a pro rata basis, of all of the outstanding shares of DT Midstream Common Stock owned by DTE Energy on the Distribution Date.

“Distribution Date” means the date, determined by DTE Energy in accordance with Section 5.03, on which the Distribution occurs.

“DT Midstream” has the meaning set forth in the preamble.

“DT Midstream Account” means any bank, brokerage or similar account owned by DT Midstream or any other member of the DT Midstream Group, including the DT Midstream Accounts listed or described on Schedule IX.

“DT Midstream Assets” means, without duplication, the following Assets:

(a)    all Assets held by the DT Midstream Group;

(b)    all interests in the capital stock of, or other equity interests in, the members of the DT Midstream Group (other than DT Midstream) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule II under the caption “Joint Ventures and Minority Investments”;

(c)    all Assets reflected on the DT Midstream Business Balance Sheet, and all Assets acquired after the date of the DT Midstream Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the DT Midstream Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the DT Midstream Business Balance Sheet;

(d)    any additional Assets listed or described on Schedule III;

(e)    the rights related to the DT Midstream Portion of any Shared Contract;

(f)    all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, any member of the DT Midstream Group; and

(g)    all Assets held by a member of the DTE Energy Group that are determined by DTE Energy, in good faith prior to the Distribution, to be primarily related to or used or held for use primarily in connection with the business or operations of the DT Midstream Business (unless otherwise expressly provided in connection with this Agreement).

Notwithstanding the foregoing, the DT Midstream Assets shall not include (i) any DTE Energy Retained Assets, (ii) any Assets governed by the TMA, (iii) any Assets governed by the EMA, (iv) the rights related to the DTE Energy Portion of any Shared Contracts, (v) any Assets that are determined by DTE Energy, in good faith prior to the Distribution, to be primarily related to the business or operations of the DTE Energy Business (unless otherwise expressly provided in this Agreement) and (vi) Assets required by DTE Energy to perform its obligations under the TSA.

“DT Midstream Business” means the midstream pipeline, gathering and storage businesses and other operations of the DT Midstream Group, including as described in the Information Statement.

“DT Midstream Business Balance Sheet” means the balance sheet of the DT Midstream Business, including the notes thereto, as of December 31, 2020, included in the Information Statement.

“DT Midstream Common Stock” means the common stock, $0.01 par value per share, of DT Midstream.

“DT Midstream Credit Support Instruments” has the meaning set forth in Section 3.02(a).

“DT Midstream Entities” means the entities, the equity, partnership, membership, limited liability, joint venture or similar interests of which are set forth on Schedule II under the caption “Joint Ventures and Minority Investments”.

“DT Midstream Group” means (a) DT Midstream, (b) each Person that will be a Subsidiary of DT Midstream immediately prior to the Distribution, including the entities set forth on Schedule II under the caption “Subsidiaries” and (c) each Person that becomes a Subsidiary of DT Midstream after the Distribution, including in each case any Person that is merged or consolidated with or into DT Midstream or any Subsidiary of DT Midstream.

“DT Midstream Indemnitees” has the meaning set forth in Section 6.03.

“DT Midstream Liabilities” means, without duplication, the following Liabilities:

(a)    all Liabilities of the DT Midstream Group and the DT Midstream Entities;

(b)    all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the DT Midstream Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the DT Midstream Business);

(ii) the operation or conduct of the DT Midstream Business or any other business conducted by DT Midstream or any other member of the DT Midstream Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued businesses or operations of the DT Midstream Business; or

(iv) the DT Midstream Assets;

(c)    all Liabilities reflected as liabilities or obligations on the DT Midstream Business Balance Sheet, and all Liabilities arising or assumed after the date of the DT Midstream Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the DT Midstream Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the DT Midstream Business Balance Sheet;

(d)    any additional Liabilities listed or described on Schedule IV;

(e)    the obligations related to the DT Midstream Portion of any Shared Contract;

(f)    all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, any member of the DT Midstream Group; and

(g)    all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10, any registration statement, offering memorandum or other marketing materials relating to the Bond Issuance or Bank Debt Incurrence and any other documents filed with the Commission in connection with the Spin-Off or as contemplated by this Agreement, in each case, other than with respect to the DTE Energy Disclosure Sections.

Notwithstanding the foregoing, the DT Midstream Liabilities shall not include (i) any DTE Energy Retained Liabilities, (ii) any Liabilities governed by the TMA, (iii) any Liabilities governed by the EMA, (iv) any obligations related to the DTE Energy Portion of any Shared Contract or (v) any Liabilities that are determined by DTE Energy, in good faith prior to the Distribution, to be primarily related to the business or operations of the DTE Energy Business (unless otherwise expressly provided in this Agreement).

“DT Midstream Portion” has the meaning set forth in Section 2.04.

“DTE Energy” has the meaning set forth in the preamble.

“DTE Energy Account” means any bank, brokerage or similar account owned by DTE Energy or any other member of the DTE Energy Group, including the DTE Energy Accounts listed or described on Schedule X.

“DTE Energy Assets” means, without duplication, the following Assets:

(a) all Assets of the DTE Energy Group;

(b) the DTE Energy Retained Assets;

(c) all Assets held by a member of the DT Midstream Group that are determined by DTE Energy, in good faith prior to the Distribution, to be primarily related to or used or held for use primarily in connection with the business or operations of the DTE Energy Business (unless otherwise expressly provided in connection with this Agreement);

(d) all interests in the capital stock, or other equity interests in, the members of the DTE Energy Group (other than DTE Energy);

(e) the rights related to the DTE Energy Portion of any Shared Contract; and

(f) the Corporate Assets.

Notwithstanding the foregoing, the DTE Energy Assets shall not include (i) any Assets governed by the TMA, (ii) any Assets governed by the EMA, (iii) the rights related to the DT Midstream Portion of any Shared Contracts, (iv) the DT Midstream Assets and (v) any Assets required by DT Midstream to perform its obligations under the TSA.

“DTE Energy Business” means the business and operations conducted by DTE Energy and its Subsidiaries other than the DT Midstream Business.

“DTE Energy Common Stock” means, collectively, the common stock, without par value, of DTE Energy.

“DTE Energy Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“DTE Energy Disclosure Sections” means all information set forth in or omitted from the Form 10 or Information Statement to the extent relating to (a) the DTE Energy Group, (b) the DTE Energy Liabilities, (c) the DTE Energy Assets or (d) the substantive disclosure set forth in the Form 10 relating to DTE Energy’s board of directors’ consideration of the Spin-Off, including the section entitled “Reasons for the Spin-Off”.

“DTE Energy Group” means DTE Energy and each of its Subsidiaries, but excluding any member of the DT Midstream Group.

“DTE Energy Indemnitees” has the meaning set forth in Section 6.02.

“DTE Energy Liabilities” means, without duplication, the following Liabilities:

(a)    all Liabilities of the DTE Energy Group;

(b)    all Liabilities to the extent relating to, arising out of or resulting from:

(i) the operation or conduct of the DTE Energy Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the DTE Energy Business);

(ii) the operation or conduct of the DTE Energy Business or any other business conducted by DTE Energy or any other member of the DTE Energy Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii) any terminated, divested or discontinued businesses or operations of the DTE Energy Business (other than the DT Midstream Business, the DT Midstream Group and any terminated, divested or discontinued businesses or operations of the DT Midstream Business); or

(iv) the DTE Energy Assets;

(c)    the DTE Energy Retained Liabilities;

(d)    any obligations related to the DTE Energy Portion of any Shared Contract;

(e)    the Corporate Liabilities;

(f)    any Liabilities that are determined by DTE Energy, in good faith prior to the Distribution, to be primarily related to the business or operations of the DTE Energy Business (unless otherwise expressly provided in this Agreement); and

(g)    all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to the DTE Energy Disclosure Sections.

Notwithstanding the foregoing, the DTE Energy Liabilities shall not include (i) any Liabilities governed by the TMA, (ii) any Liabilities governed by the EMA and (iii) the DT Midstream Liabilities.

“DTE Energy Policy Pre-Separation Insurance Claim” means any (a) claim made against a member of the DT Midstream Group or a member of the DTE Energy Group and reported to the applicable insurer(s) prior to the Distribution Date in respect of an act or omission occurring prior to the Distribution Date that results in a Liability under a “claims-made-based” insurance policy of the DTE Energy Group in effect prior to the Distribution Date or any extended reporting period thereof or (b) Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the DTE Energy Group in effect prior to the Distribution Date.

“DTE Energy Portion” has the meaning set forth in Section 2.04.

“DTE Energy Retained Assets” means any specified Assets set forth on Schedule V that, notwithstanding clauses (a) through (g) of the definition of “DT Midstream Assets”, shall not constitute DT Midstream Assets and are to be retained by the DTE Energy Group.

“DTE Energy Retained Liabilities” means any specified Liabilities set forth on Schedule VI that, notwithstanding clauses (a) through (g) of the definition of “DT Midstream Liabilities”, shall not constitute DT Midstream Liabilities and are to be retained by the DTE Energy Group.

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and between DTE Energy and DT Midstream.

“Exchange” means the New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

“Existing DT Midstream Subsidiaries ICA Notes” has the meaning set forth on Schedule I.

“Final Determination” has the meaning set forth in the TMA.

“First Post-Distribution Report” has the meaning set forth in Section 11.07.

“Form 10” means the registration statement on Form 10 filed by DT Midstream with the Commission to effect the registration of DT Midstream Common Stock as a class of securities pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” means any Federal, state, local, foreign, international or multinational court, government, quasi-government , department, commission, board, bureau, agency, official or other legislative, judicial, tribunal, commission, regulatory, administrative or governmental authority.

“Group” means either the DTE Energy Group or the DT Midstream Group, or both, as the context requires.

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, Contracts, instruments, surveys, analyses, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, personal data, communications (including those by or to attorneys (whether or not subject to the attorney-client privilege)), memos and other materials (including those prepared by attorneys or under their direction (whether or not constituting attorney work product)) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Information Statement” means the Information Statement made available on the Internet or mailed to the holders of DTE Energy Common Stock in connection with the Distribution, as such Information Statement may be amended or supplemented from time to time.

“Insurance Proceeds” means those monies:

(a)    received by an insured (or its successor-in-interest) from an insurance carrier;

(b)    paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c)    received (including by way of setoff) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in each such case, net of (i) any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), (ii) any costs or expenses incurred in the collection thereof and (iii) any Taxes resulting from the receipt thereof.

“Intended Tax Treatment” has the meaning set forth in the TMA.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Intercompany Debt Refinancing” has the meaning set forth on Schedule I.

“Internal Distribution” has the meaning set forth on Schedule I.

“Internal Restructuring” has the meaning set forth on Schedule I.

“Internal Transactions” means the Internal Restructuring, Intercompany Debt Refinancing, Borrowing, Consolidated Intercompany Debt Repayment, Cash Distribution, Internal Distribution, Specified Asset Distribution, Contributions to DT Midstream and Recapitalization, each as described on Schedule I.

“IRS” has the meaning set forth in the TMA.

“Known Counsel” has the meaning set forth in Section 7.10.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, fines, penalties, obligations, prohibitions, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any Contract, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Managing Party” has the meaning set forth in Section 6.10.

“Mixed Action” has the meaning set forth in Section 6.12(c).

“New DT Midstream Intercompany Notes” has the meaning set forth on Schedule I.

“Non-Managing Party” has the meaning set forth in Section 6.10.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Person” means an individual, a general or limited partnership, a corporation, an association, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Personnel Records” means all personnel files, data and other personnel information that relates to (a) in the case of the DTE Energy Group, any current or former employee, officer, director or other service provider of the DTE Energy Group and any Business Employee (as defined in the EMA) (other than a DT Midstream Employee (as defined in the EMA) or any other service provider of the DT Midstream Group immediately following the Distribution Date), or (b) in the case of the DT Midstream Group, any DT Midstream Employee and any other service provider of the DT Midstream Group immediately following the Distribution Date and, in each case under clauses (a) and (b), other than files, data and information that are (or is) prohibited from being made available as a result of applicable Laws regarding the safeguarding of data privacy or any other legal obligation to maintain the confidentiality of such files, data or information.

“Recapitalization” has the meaning set forth on Schedule I.

“Record Date” means the close of business on the date determined by the DTE Energy board of directors as the record date for determining the shares of DTE Energy Common Stock in respect of which shares of DT Midstream Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 5.01(b).

“Restricted Employee” has the meaning set forth in Section 9.02(a).

“Retained Information” has the meaning set forth in Section 7.04.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, license or other encumbrance of any nature whatsoever.

“Separation” means (a) the Internal Transactions, (b) any actions to be taken pursuant to Article II and (c) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

“Shared Contract” means any Contract of any member of either Group with a third party that relates in any material respect to both the DT Midstream Business and the DTE Energy Business, including the contracts and agreements set forth on Schedule XIV; provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any contract or agreement.

“Specified Asset Distribution” has the meaning set forth on Schedule I.

“Specified Assets” has the meaning set forth on Schedule I.

“Spin-Off” means the Separation and the Distribution.

“Subsidiary” of any Person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

“Surviving DT Midstream Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Surviving DTE Energy Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“Tax Opinion Representations” has the meaning set forth in the TMA.

“Tax Return” has the meaning set forth in the TMA.

“Taxes” has the meaning set forth in the TMA.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the DTE Energy Group or the DT Midstream Group of any claim, or the commencement by any such Person of any Action, against any member of the DTE Energy Group or the DT Midstream Group.

“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

“TMA” means the Tax Matters Agreement dated as of the date of this Agreement by and between DTE Energy and DT Midstream.

“Transactions” means the Internal Transactions and the Distribution.

“TSA” means the Transition Services Agreement dated as of the date of this Agreement between DTE Energy and DT Midstream.

ARTICLE II

The Separation

SECTION 2.01.    Transfer of Assets and Assumption of Liabilities. (a) Prior to the Distribution, and subject to Section 2.01(e), the Parties shall cause the Internal Transactions to be completed.

(b)    Subject to Section 2.01(e), immediately after the Internal Distribution and prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment or transfer, and take such other corporate actions as are necessary to:

(i)    assign, transfer or convey to one or more members of the DT Midstream Group all of the right, title and interest of the DTE Energy Group in, to and under all DT Midstream Assets not already owned by the DT Midstream Group;

(ii)    assign, transfer or convey to one or more members of the DTE Energy Group all of the right, title and interest of the DT Midstream Group in, to and under all DTE Energy Assets not already owned by the DTE Energy Group;

(iii)    cause one or more members of the DT Midstream Group to assume all of the DT Midstream Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the DTE Energy Group; and

(iv)    cause one or more members of the DTE Energy Group to assume all of the DTE Energy Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the DT Midstream Group.

Notwithstanding anything to the contrary, neither Party shall be required to transfer any Information except as required by Article VII.

(c)    In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by DT Midstream (or a member of the DT Midstream Group) to, or the acceptance or assumption by, DTE Energy (or a member of the DTE Energy Group) of any DTE Energy Asset or DTE Energy Liability, as the case may be, (ii) the transfer or conveyance by DTE Energy (or a member of the DTE Energy Group) to, or the acceptance or assumption by, DT Midstream (or a member of the DT Midstream Group) of any DT Midstream

Asset or DT Midstream Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or the Ancillary Agreements, the Parties shall, subject to Section 2.01(e), use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption of such Asset or Liability, as the case may be, as promptly as reasonably practicable. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Final Determination.

(d)    In the event that it is discovered after the Distribution that there was a transfer or conveyance (i) by DT Midstream (or a member of the DT Midstream Group) to, or the acceptance or assumption by, DTE Energy (or a member of the DTE Energy Group) of any DT Midstream Asset or DT Midstream Liability, as the case may be, or (ii) by DTE Energy (or a member of the DTE Energy Group) to, or the acceptance or assumption by, DT Midstream (or a member of the DT Midstream Group) of any DTE Energy Asset or DTE Energy Liability, as the case may be, the Parties shall, subject to Section 2.01(e), use reasonable best efforts to transfer or convey such Asset or Liability back to the transferring or conveying Party or to rescind any acceptance or assumption of such Asset or Liability, as the case may be, as promptly as reasonably practicable. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Final Determination.

(e)    To the extent that any transfer or conveyance of any Asset (other than Shared Contracts, which are governed solely by Section 2.04) or acceptance or assumption of any Liability (other than Shared Contracts, which are governed solely by Section 2.04) required by this Agreement to be so transferred, conveyed, accepted or assumed, as the case may be, shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption, as the case may be, as promptly as reasonably practicable following the Distribution. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their respective terms (or the terms of any Contract relating to such Asset or Liability) or operation of Law cannot be so transferred, conveyed, accepted or assumed; provided, however, that, prior to and following the Distribution, the Parties shall use reasonable best efforts to obtain and make any necessary Governmental Approvals and other Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed; provided further that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make any such Consent (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of the Distribution, the Party retaining such Asset or Liability (or the member of the Party’s Group retaining such Asset or Liability) shall thereafter hold such Asset for the use and benefit, and at the expense, of the Party to which such Asset should have been transferred or conveyed pursuant to this Agreement and retain such Liability for the account, and at the expense, of the Party by which such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party or the member of its Group to which such Asset should have been transferred or conveyed, or by which such Liability should have been assumed or accepted, as the case may be, in order to place such Party or the member of its Group, insofar as reasonably possible without violation of any contractual obligations to third parties, in the same position as it would have been had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement and so that the benefits and burdens relating to such Asset or Liability, as the case may be, including possession, use, risk of loss, potential for gain/loss and control over such Asset or Liability, as the case may be, are to inure from and after the Distribution to such Party or the member of its Group. As and when any such Asset or Liability becomes transferable or assumable, as the case may be, the Parties shall, and shall cause the members of its Group to, use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption (as applicable) as promptly as reasonably practicable.

(f)    The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group to which such Asset should have been transferred or conveyed pursuant to this Agreement or by which such Liability should have been assumed or accepted pursuant to this Agreement, as applicable, as promptly as reasonably practicable) unless and to the extent the Party or the member of the Party’s Group entitled to receive such Asset or intended to assume such Liability, as applicable, advances or agrees to reimburse it for the applicable expenditures. For the avoidance of doubt, reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset intended to replace an Asset in the course of a Party’s obligation under Section 2.01(e).

(g)    DT Midstream hereby waives compliance by each and every member of the DTE Energy Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the DT Midstream Assets to any member of the DT Midstream Group.

(h)    DTE Energy hereby waives compliance by each and every member of the DT Midstream Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the DTE Energy Assets to any member of the DTE Energy Group.

(i)    In the event that DTE Energy determines to seek novation with respect to any DT Midstream Liability, DT Midstream shall reasonably cooperate with, and shall cause the members of the DT Midstream Group to reasonably cooperate with, DTE Energy and the members of the DTE Energy Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, DT Midstream providing parent guarantees in support of the obligations to the extent assumed pursuant to such instruments of assumption by other members of the DT Midstream Group) to cause such novation to be obtained, on terms reasonably acceptable to DT Midstream, and to have DTE Energy and the members of the DTE Energy Group released from all liability to third parties arising after the date of such novation and, in the event DT Midstream determines to seek novation with respect to any DTE Energy Liability, DTE Energy shall reasonably cooperate with, and shall cause the members of the DTE Energy Group to reasonably cooperate with, DT Midstream and the members of the DT Midstream Group (including, where necessary, entering into appropriate instruments of assumption and, where necessary, DTE Energy providing parent guarantees in support of the obligations to the extent assumed pursuant to such instruments of assumption by other members of the DTE Energy Group) to cause such novation to be obtained, on terms reasonably acceptable to DTE Energy, and to have DT Midstream and the members of the DT Midstream Group released from all liability to third parties arising after the date of such novation; provided that neither Party nor any member of its Group shall be required to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to cause such novation to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable).

SECTION 2.02.    Certain Matters Governed Exclusively by Ancillary Agreements. Each of DTE Energy and DT Midstream agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or in any Ancillary Agreement, (a) the TMA shall exclusively govern all matters relating to Taxes between such parties (except to the extent that tax matters relating to employee and employee benefits-related matters are addressed in the EMA), (b) the EMA shall exclusively govern the allocation of Assets and Liabilities related to employees and employee compensation and benefits matters with respect to employees and former employees of members of both the DTE Energy Group and the DT Midstream Group (except to the extent that employee compensation and benefits-related reimbursements are addressed in the TSA) (it being understood that any such Assets and Liabilities, as allocated pursuant to the EMA, shall constitute DT Midstream Assets, DT Midstream Liabilities, DTE Energy Assets or DTE Energy Liabilities, as applicable, hereunder and shall be subject to Article VI hereof) and (c) the TSA shall exclusively govern all matters relating to the provision of certain services identified therein to be provided by each Party to the other on a transitional basis following the Distribution.

SECTION 2.03.    Termination of Agreements; Settlement of Intercompany Accounts; Bank Accounts. (a) Except as set forth in Section 2.03(b) or as otherwise provided by the steps constituting the Internal Transactions, in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, DT Midstream and each other member of the DT Midstream Group, on the one hand, and DTE Energy and each other member of the DTE Energy Group, on the other hand, hereby terminate or settle, as applicable, any and all Contracts, agreements, arrangements, commitments and understandings, oral or written, between such Parties and in existence as of the Distribution Date (“Intercompany Agreements”), including all intercompany payables due or receivables owed (“Intercompany Accounts”), between such Parties (including any such payables or receivable which relate to payroll) and in effect or accrued as of the Distribution Date (except for any such Intercompany Accounts arising pursuant to an Ancillary Agreement or any other Intercompany Agreement that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date); provided that, notwithstanding anything to the contrary contained herein, (i) if net Intercompany Accounts are due from or owed by any member of the DT Midstream Group to any member of the DTE Energy Group, such Intercompany Accounts shall be settled by contribution to the applicable member of the DT Midstream Group effective as of immediately before the Distribution and (ii) if net Intercompany Accounts are due from or owed by any member of the DTE Energy Group to any member of the DT Midstream Group, such Intercompany Accounts shall be settled by distribution from the applicable member of the DT Midstream Group effective as of immediately before the Internal Distribution. No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date, provided that any Intercompany Account that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date shall instead be settled in accordance with the terms of such Ancillary Agreement or other Intercompany Agreement. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b)    The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (ii) any existing written Intercompany Agreement between a member of the DT Midstream Group, on the one hand, and a member of the DTE Energy Group, on the other hand, that has been entered into in the ordinary course of business on an arm’s-length basis for the provision of services or other commercial arrangement, including outstanding operational intercompany trade receivables or payables incurred on such basis, including those Intercompany Agreements set forth on Schedule XVI; (iii) any Agreements to which any third party is a party, including Shared Contracts; and (iv) any other Intercompany Agreements or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date.

(c)    (i) DTE Energy and DT Midstream each agree to take, or cause the respective members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by DT Midstream or any other member of the DT Midstream Group (collectively, the “DT Midstream Accounts”), including all DT Midstream Accounts listed or described on Schedule IX, so that such DT Midstream Accounts, if linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by DTE Energy or any other member of the DTE Energy Group (collectively, the “DTE Energy Accounts”), including all DTE Energy Accounts listed or described on Schedule X, are de-linked from such DTE Energy Accounts.

(ii)    DTE Energy and DT Midstream each agree to take, or cause the respective members of their respective Groups to take, prior to the Distribution (or as promptly as reasonably practicable thereafter), all actions necessary to amend all contracts or agreements governing the DTE Energy Accounts so that such DTE Energy Accounts, if linked to any DT Midstream Account, are de-linked from such DT Midstream Accounts.

(iii)    With respect to any outstanding checks issued by, or payments made by, DTE Energy, DT Midstream or any of their respective Subsidiaries prior to the Distribution, such outstanding checks shall be honored from and after the Distribution by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any Ancillary Agreement.

(iv)    As between DTE Energy and DT Midstream (and the members of their respective Groups), except to the extent prohibited by applicable Law or a Final Determination, all payments and reimbursements received after the Distribution by either Party (or a member of its Group) to which the other Party (or a member of its Group) is entitled under this Agreement, shall be held by such Party (or the applicable member of its Group) in trust for the use and benefit of the Person entitled thereto and, within 60 days of receipt by such Party (or the applicable member of its Group) of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party (or the applicable member of its Group), the amount of such payment or reimbursement without right of setoff.

(d)    Each of DTE Energy and DT Midstream shall, and shall cause each of their respective Subsidiaries to, take all necessary actions to remove each of DT Midstream and DT Midstream’s Subsidiaries from all Cash Management Arrangements to which it is a party, in each case prior to the close of business on the business day immediately prior to the Distribution Date.

SECTION 2.04.    Shared Contracts. (a) The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, until the earlier of two years after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract is effected, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) a member of the DT Midstream Group is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the DT Midstream Business (the “DT Midstream Portion”), which rights shall be a DT Midstream Asset and which obligations shall be a DT Midstream Liability, and (b) a member of the DTE Energy Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the DT Midstream Business (the “DTE Energy Portion”), which rights shall be a DTE Energy Asset and which obligations shall be a DTE Energy Liability. Nothing in this Agreement shall require the division, partial assignment, modification or replication of a Shared Contract unless and until any necessary Consents are obtained or made, as applicable. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any reasonable and permissible arrangement to provide that, following the Distribution and until the earlier of two years after the Distribution Date and such time as the formal division, partial assignment, modification or replication of such Shared Contract as contemplated by the previous sentence is effected, a member of the DT Midstream Group shall receive the interest in the benefits and obligations of the DT Midstream Portion under such Shared Contract and a member of the DTE Energy Group shall receive the interest in the benefits and obligations of the DTE Energy Portion under such Shared Contract, it being understood that no Party shall have Liability to the other Party for the failure of any third party to perform its obligations under any such Shared Contract.

(b)    Nothing in this Section 2.04 shall require either Party nor any member of their respective Groups to contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable). For the avoidance of doubt, reasonable out-of-pocket expenses, and recording or similar fees shall not include any purchase price, license fee or other payment or compensation for the procurement of any asset secured to replace an Asset in the course of a Party’s obligation under Section 2.04(a).

SECTION 2.05.    Disclaimer of Representations and Warranties. (a) Each of DTE Energy (on behalf of itself and each other member of the DTE Energy Group) and DT Midstream (on behalf of itself and each other member of the DT Midstream Group) understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Tax Opinion Representations, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of such Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the DTE Energy Business or DT Midstream Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such Party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof.

(b)    Except as may expressly be set forth herein or in any Ancillary Agreement, any such Assets are being transferred on an “as is”, “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title or interest, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.

ARTICLE III

Credit Support

SECTION 3.01.    Replacement of DTE Energy Credit Support. (a) DT Midstream shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the termination or replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support (“Credit Support Instruments”) provided by, through or on behalf of DTE Energy or any other member of the DTE Energy Group for the benefit of DT Midstream or any other member of the DT Midstream Group (“DTE Energy Credit Support Instruments”), other than any of the DTE Energy Credit Support Instruments set forth on Schedule XVII (the “Surviving DTE Energy Credit Support Instruments”), with alternate arrangements that do not require any credit support from DTE Energy or any other member of the DTE Energy Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original DTE Energy Credit Support Instrument to the originating bank and such bank’s confirmation in writing to DTE Energy of the cancelation thereof) indicating that DTE Energy or such other member of the DTE Energy Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to DTE Energy.

(b)    In furtherance of Section 3.01(a), to the extent required to obtain a removal or release from a DTE Energy Credit Support Instrument, DT Midstream or an appropriate member of the DT Midstream Group shall execute an agreement substantially in the form of the existing DTE Energy Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing DTE Energy Credit Support Instrument contains representations, covenants or other terms or provisions (i) with which DT Midstream or the appropriate member of the DT Midstream Group would be reasonably unable to comply or (ii) which would be reasonably expected to be breached by DT Midstream or the appropriate member of the DT Midstream Group.

(c)    If DT Midstream is unable to obtain, or to cause to be obtained, all releases from DTE Energy Credit Support Instruments pursuant to Sections 3.01(a) and 3.01(b) on or prior to the Distribution Date, (i) without limiting DT Midstream’s obligations under Article VI, DT Midstream shall cause the relevant member of the DT Midstream Group that has assumed the Liability with respect to such Credit Support Instrument to indemnify and hold harmless the member of the DTE Energy Group that is the guarantor or obligor under such Credit Support Instrument for any Liability arising out of, resulting from or relating thereto in accordance with the provisions of Article VI and shall, or shall cause one of its Subsidiaries to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to such Credit Support Instrument, each of DTE Energy and DT Midstream, on behalf of themselves and the members of each of their respective Groups, agree, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party and (iii) with respect to the Surviving DTE Energy Credit Support Instruments, DT Midstream shall take the actions set forth on Schedule XVII. The provisions of clauses (i), (ii) and (iii) of the foregoing sentence shall also apply to all Surviving DTE Energy Credit Support Instruments.

SECTION 3.02.    Replacement of DT Midstream Credit Support. (a) DTE Energy shall use reasonable best efforts to arrange, at its sole cost and expense and effective on or prior to the Distribution Date, the termination or replacement of all Credit Support Instruments provided by, through or on behalf of DT Midstream or any other member of the DT Midstream Group for the benefit of DTE Energy or any other member of the DTE Energy Group (“DT Midstream Credit Support Instruments”) other than any of the DT Midstream Credit Support Instruments set forth on Schedule XVIII (the “Surviving DT Midstream Credit Support Instruments”), with alternate arrangements that do not require any credit support from DT Midstream or any other member of the DT Midstream Group, and shall use reasonable best efforts to obtain from the beneficiaries of such Credit Support Instruments written releases (which in the case of a letter of credit or bank guarantee would be effective upon surrender of the original DT Midstream Credit Support Instrument to the originating bank and such bank’s confirmation in writing to DT Midstream of the cancelation thereof) indicating that DT Midstream or such other member of the DT Midstream Group will, effective upon the consummation of the Distribution, have no liability with respect to such Credit Support Instruments, in each case reasonably satisfactory to DT Midstream.

(b)    In furtherance of Section 3.02(a), to the extent required to obtain a removal or release from a DT Midstream Credit Support Instrument, DTE Energy or an appropriate member of the DTE Energy Group shall execute an agreement substantially in the form of the existing DT Midstream Credit Support Instrument or such other form as is agreed to by the relevant parties to such agreement, except to the extent that such existing DT Midstream Credit Support Instrument contains representations, covenants or other terms or provisions (A) with which DTE Energy or the appropriate member of the DTE Energy Group would be reasonably unable to comply or (B) which would be reasonably expected to be breached by DTE Energy or the appropriate member of the DTE Energy Group.

(c)    If DTE Energy is unable to obtain, or to cause to be obtained, all releases from DT Midstream Credit Support Instruments pursuant to Sections 3.02(a) and 3.02(b) on or prior to the Distribution Date, (i) without limiting DTE Energy’s obligations under Article VI, DTE Energy shall cause the relevant member of the DTE Energy Group that has assumed the Liability with respect to such Credit Support Instrument to indemnify and hold harmless the guarantor or obligor for any Liability arising from or relating thereto in accordance with the provisions of Article VI and to, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) with respect to such Credit Support Instruments that are in the form of a letter of credit or bank guarantee, DTE Energy shall provide DT Midstream with letters of credit or guarantees, in each case issued by a bank reasonably acceptable to DT Midstream, against losses arising from all such Credit Support Instruments, or if DT Midstream agrees in writing, cash collateralize the full amount of any outstanding Credit Support Instrument with respect to which such release has not been obtained and (iii) with respect to such Credit Support Instrument, each of DTE Energy and DT Midstream, on behalf of themselves and the members of each of their respective Groups, agree, except as otherwise expressly required by the terms of a Contract with a third party in effect as of the Distribution, not to renew or extend the term of, increase its obligations under or transfer to a third Person, any loan, guarantee, lease, sublease, license, Contract or other obligation for which the other Party or any member of the other Party’s Group is or may be liable under such Credit Support Instrument unless all obligations of the other Party and the other members of the other Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to the other Party. The provisions of clauses (i), (ii) and (iii) of the foregoing sentence shall also apply to all Surviving DT Midstream Credit Support Instruments.

SECTION 3.03.    Written Notice of Credit Support Instruments. DTE Energy and DT Midstream shall provide each other with written notice of the existence of all Credit Support Instruments within a reasonable period prior to the Distribution.

ARTICLE IV

Actions Pending the Distribution

SECTION 4.01.    Actions Prior to the Distribution. (a) Subject to the conditions specified in Section 4.02 and subject to Section 5.03, DTE Energy and DT Midstream shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions specified in this Section 4.01.

(b)    Prior to the Distribution Date, DTE Energy shall mail a notice of Internet availability of the Information Statement or the Information Statement to the Record Holders.

(c)    DT Midstream shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d)    DTE Energy and DT Midstream shall take all such action as may be necessary or appropriate under the securities laws or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e)    DT Midstream shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the DT Midstream Common Stock to be distributed in the Distribution on the Exchange, subject to official notice of distribution.

(f)    Prior to the Distribution, DTE Energy shall have duly elected the individuals listed as members of the DT Midstream board of directors in the Information Statement, and such individuals shall be the members of the DT Midstream board of directors effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the Exchange or any other national securities exchange, as applicable, the existing directors of DT Midstream shall appoint one independent director prior to the date on which “when-issued” trading of the DT Midstream Common Stock begins on the Exchange and this independent director shall begin his or her term prior to the Distribution and shall serve on DT Midstream’s Audit Committee, Corporate Governance Committee and Organization and Compensation Committee.

(g)    Immediately prior to the Distribution Date, the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of DT Midstream, each in substantially the form filed as an exhibit to the Form 10, shall be in effect.

(h)    DTE Energy and DT Midstream shall, subject to Section 5.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 4.02 to be satisfied and to effect the Distribution on the Distribution Date.

(i)    Prior to the Distribution, DT Midstream shall make capital and other expenditures and operate its cash management, accounts payable and receivables collection systems in the ordinary course of business consistent with prior practice except as required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.02.    Conditions Precedent to Consummation of the Distribution. Subject to Section 5.03, as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by DTE Energy, of the following conditions:

(a)    The board of directors of DTE Energy shall have authorized and approved the Internal Transactions and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of DT Midstream Common Stock to DTE Energy shareholders.

(b)    Each Ancillary Agreement shall have been executed by each party to such agreement.

(c)    The DT Midstream Common Stock shall have been accepted for listing on the Exchange or another national securities exchange approved by DTE Energy, subject to official notice of issuance.

(d)    The Commission shall have declared effective the Form 10 under the Exchange Act, and no stop order suspending the effectiveness of the Form 10 shall be in effect and no proceedings for that purpose shall be pending before or threatened by the Commission.

(e)    DTE Energy shall have received the written opinion of Cravath, Swaine & Moore LLP, which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Tax Opinion Representations, the Transactions will qualify for their Intended Tax Treatment.

(f)    The board of directors of DTE Energy shall have received one or more opinions (which have not been withdrawn or adversely modified) in customary form from one or more nationally recognized valuation, appraisal or accounting firms or investment banks as to the solvency and financial viability of each of DTE Energy and DT Midstream after the consummation of the Spin-Off.

(g)    The Internal Transactions shall have been completed (other than any steps that are expressly contemplated to occur at or after the Distribution).

(h)    No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of DTE Energy shall have occurred or failed to occur that prevents the consummation of the Distribution.

(i)    DTE Energy shall have received a final order from the New York Public Service Commission relating to the Spin-Off.

(j)    No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of DTE Energy, would result in the Distribution having a material adverse effect on DTE Energy or its shareholders.

(k)    The actions set forth in Sections 4.01(b), (f) and (g) shall have been completed.

The foregoing conditions are for the sole benefit of DTE Energy and shall not give rise to or create any duty on the part of DTE Energy or the DTE Energy board of directors to waive or not waive such conditions or in any way limit the right of DTE Energy to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the DTE Energy board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.02 shall be conclusive.

ARTICLE V

The Distribution

SECTION 5.01.    The Distribution. (a) DT Midstream shall cooperate with DTE Energy to accomplish the Distribution and shall, at the direction of DTE Energy, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. DTE Energy shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for DTE Energy. DTE Energy or DT Midstream, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b)    Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Internal Transactions and on or prior to the Distribution Date, for the benefit of and distribution to the holders of DTE Energy Common Stock as of the Record Date (“Record Holders”), DTE Energy will deliver to the Agent all of the issued and outstanding shares of DT Midstream Common Stock held by DTE Energy or any other member of the DTE Energy Group and book-entry authorizations for such shares and (ii) on the Distribution Date, DTE Energy shall instruct the Agent to distribute, by means of a pro rata dividend based on the aggregate number of shares of DTE Energy Common Stock held by each applicable Record Holder, to each Record Holder (or such Record Holder’s bank, brokerage firm, trustee or other nominee on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of DT Midstream Common Stock to which such Record Holder is entitled based on a distribution ratio determined by DTE Energy in its sole discretion. The Distribution shall be effective at 12:01 a.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder (or such Record Holder’s bank, brokerage firm, trustee or other nominee on such Record Holder’s behalf, as applicable) an account statement indicating the number of shares of DT Midstream Common Stock that have been registered in book-entry form in the name of such Record Holder.

SECTION 5.02.    Fractional Shares. Record Holders holding a number of shares of DTE Energy Common Stock on the Record Date that would entitle such holders to receive less than one whole share (in addition to any whole shares) of DT Midstream Common Stock in the Distribution will receive cash in lieu of such fractional share. Fractional shares of DT Midstream Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent and DTE Energy shall, as soon as practicable after the date on which “when-issued” trading of the DT Midstream Common Stock begins on the Exchange, (a) determine the number of whole shares and fractional shares of DT Midstream Common Stock allocable to each Record Holder and (b) aggregate all fractional shares of DT Midstream Common Stock into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests. DTE Energy shall cause the Agent to, as soon as practicable after the Distribution Date, distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of DT Midstream Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares of DT Midstream Common Stock, the selling price of such fractional shares and the broker dealer through which such fractional shares will be sold; provided, however, that the designated broker dealer is not an Affiliate of DTE Energy or DT Midstream. Neither DTE Energy nor DT Midstream will pay any interest on the proceeds from the sale of fractional shares of DT Midstream Common Stock.

SECTION 5.03.    Sole Discretion of DTE Energy. DTE Energy shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, DTE Energy may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE VI

Mutual Releases; Indemnification; Litigation

SECTION 6.01.    Release of Pre-Distribution Claims. (a) Except as provided in Section 6.01(d) or elsewhere in this Agreement or in the Ancillary Agreements, effective as of the Distribution, DT Midstream does hereby, for itself and each other member of the DT Midstream Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, members, agents or employees of any member of the DT Midstream Group (in each case, in their respective capacities as such), remise, release and forever discharge DTE Energy and the other members of the DTE Energy Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, members, agents or employees of any member of the DTE Energy Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all DT Midstream Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off. This Section 6.01(a) shall not affect DTE Energy’s indemnification obligations with respect to Liabilities arising on or before the Distribution Date under Article VII of its Amended and Restated Articles of Incorporation, as in effect on the date on which the event or circumstances giving rise to such indemnification obligation occur.

(b)    Except as provided in Section 6.01(d) or elsewhere in this Agreement or in the Ancillary Agreements, effective as of the Distribution, DTE Energy does hereby, for itself and each other member of the DTE Energy Group, their respective Affiliates, and to the extent it may legally do so, successors and assigns and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the DTE Energy Group (in each case, in their respective capacities as such), remise, release and forever discharge DT Midstream and the other members of the DT Midstream Group, their respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the DT Midstream Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all DTE Energy Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c)    The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand and acknowledge any federal or state law or right, rule or legal principle of the State of Delaware which provides that: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN SUCH CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY SUCH CREDITOR MUST HAVE MATERIALLY AFFECTED SUCH CREDITOR’S SETTLEMENT WITH A DEBTOR. The Parties are hereby deemed to agree that any such or similar federal or state laws or rights, rules or legal principles of the State of Delaware or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 6.01(a) and (b).

(d)    Nothing contained in Section 6.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 6.01(a) or (b) shall release:

(i)    any Person from any Liability provided in or resulting from any Contract among any members of the DTE Energy Group or the DT Midstream Group that is specified in Section 2.03(b) as not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii)    any Person from any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)    any Person from any Liability provided in or resulting from any other Contract or agreement that is entered into after the Distribution between one Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such Party’s Group), on the other hand;

(iv)    any Person from any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article VI or, if applicable, the appropriate provisions of the relevant Ancillary Agreement;

(v)    any Person from any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 6.01; or

(vi)    any Persons (other than each member of the DTE Energy Group and its successors and assigns and each member of the DT Midstream Group and its successors and assigns) that at any time prior to the Distribution have been current or former shareholders, directors, officers, employees or agents of any member of the DTE Energy Group or any member of the DT Midstream Group (in each case, in their respective capacities as such), or their respective heirs, executors, administrators, successors and assigns, from any and all DTE Energy Liabilities or DT Midstream Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of Law or otherwise.

In addition, nothing contained in Section 6.01(a) shall release: (A) DTE Energy from indemnifying any director, officer or employee of the DT Midstream Group who was a director, officer or employee of DTE Energy or any of its Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the DTE Energy Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a DT Midstream Liability, DT Midstream shall indemnify DTE Energy for such Liability (including DTE Energy’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI; and (B) DT Midstream from indemnifying any director, officer or employee of the DTE Energy Group who was a director, officer or employee of DTE Energy or any of its Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification from a member of the DT Midstream Group pursuant to then-existing obligations, it being understood that if the underlying obligation giving rise to such Action is a DTE Energy Liability, DTE Energy shall indemnify DT Midstream for such Liability (including DT Midstream’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.

(e)    DT Midstream shall not make, and shall not permit any other member of the DT Midstream Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against DTE Energy or any other member of the DTE Energy Group, or any other Person released pursuant to Section 6.01(a), with respect to any Liabilities released pursuant to Section 6.01(a). DTE Energy shall not make, and shall not permit any other member of the DTE Energy Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against DT Midstream or any other member of the DT Midstream Group, or any other Person released pursuant to Section 6.01(b), with respect to any Liabilities released pursuant to Section 6.01(b).

(f)    It is the intent of each of DTE Energy and DT Midstream, by virtue of the provisions of this Section 6.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring, or failing to occur, or alleged to have occurred, or to have failed to occur, and all conditions existing or alleged to have existed on or before the Distribution Date, between or among DT Midstream or any other member of the DT Midstream Group, on the one hand, and DTE Energy or any other member of the DTE Energy Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as expressly set forth in Section 6.01(d) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 6.02.    Indemnification by DT Midstream. Subject to Section 6.04, DT Midstream shall indemnify, defend and hold harmless DTE Energy, each other member of the DTE Energy Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “DTE Energy Indemnitees”), from and against any and all Liabilities of the DTE Energy Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)    the DT Midstream Liabilities, including the failure of DT Midstream or any other member of the DT Midstream Group or any other Person to pay, perform or otherwise promptly discharge any DT Midstream Liability in accordance with its terms;

(b)    any breach by DT Midstream or any other member of the DT Midstream Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling); and

(c)    any breach by DT Midstream of any of the representations and warranties made by DT Midstream on behalf of itself and the members of the DT Midstream Group in Section 11.01(c).

SECTION 6.03.    Indemnification by DTE Energy. Subject to Section 6.04, DTE Energy shall indemnify, defend and hold harmless DT Midstream, each other member of the DT Midstream Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “DT Midstream Indemnitees”), from and against any and all Liabilities of the DT Midstream Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)    the DTE Energy Liabilities, including the failure of DTE Energy or any other member of the DTE Energy Group or any other Person to pay, perform or otherwise promptly discharge any DTE Energy Liability in accordance with its terms;

(b)    any breach by DTE Energy or any other member of the DTE Energy Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate or conflicting indemnification therein (which shall be controlling); and

(c)    any breach by DTE Energy of any of the representations and warranties made by DTE Energy on behalf of itself and the members of the DTE Energy Group in Section 11.01(c).

SECTION 6.04.    Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds. (a) The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability and (ii) other amounts recovered from any third party (net of any out-of-pocket costs or expenses incurred in, or Taxes imposed with respect to, the collection thereof) that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made; provided, that for the avoidance of doubt, such amount shall not exceed the amount of the Indemnity Payment.

(b)    An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit to which an insurer or any other third party would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Subject to Section 6.12, each member of the DTE Energy Group and DT Midstream Group shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article VI; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)    The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 5.04 of the TMA.

SECTION 6.05.    Procedures for Indemnification of Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and include copies of all notices and documents (including demand letters and motions, pleadings and other court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 6.05(a) shall not relieve the Indemnifying Party from which indemnification hereunder is sought of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice in accordance with this Section 6.05(a).

(b)    The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within 30 days after receipt of notice from an Indemnitee in accordance with Section 6.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (x) DT Midstream shall not be entitled to control the defense of any Third-Party Claim in respect of a Mixed Action and (y) the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim (i) to the extent such Third-Party Claim seeks criminal penalties or injunctive or other equitable relief (other than any such injunctive or other equitable relief that is solely incidental to the granting of money damages) or (ii) if the Indemnitee has reasonably determined in good faith that the Indemnifying Party controlling such defense will affect the Indemnitee or its Group in a materially adverse manner.

(c)    If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense of such Third-Party Claim) in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 6.05(b), such Indemnitee may defend such Third-Party Claim. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(d)    If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, or the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 6.05(b), the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel.

(e)    No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such consent shall not be required if the judgment or settlement: (i) contains no finding or admission of Liability with respect to any such Indemnitee or Indemnitees; (ii) involves only monetary relief which the Indemnifying Party has agreed to pay; and (iii) includes a full and unconditional release of the Indemnitee or Indemnitees. Notwithstanding the foregoing, the consent of an Indemnitee (not to be unreasonably withheld, conditioned or delayed) shall be required for any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against such Indemnitee.

(f)    Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.06.    Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party from which indemnification hereunder is sought. Any failure by an Indemnitee to give notice shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Such Indemnifying Party shall have a period of 60 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 60-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 60-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b)    In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to, and shall stand in the place of, such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)    In the event of an Action with respect to which indemnification may be sought hereunder and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 6.12, and the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(d)    If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a third party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such third party.

SECTION 6.07.    Right to Contribution. (a) If any right of indemnification contained in Section 6.02 or Section 6.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless any Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by any Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and such Indemnitee and any other Indemnitees entitled to contribution in respect of such Liability, on the other hand, as well as any other relevant equitable considerations.

(b)    Solely for purposes of determining relative fault pursuant to this Section 6.07: (i) any fault associated with the business conducted with DT Midstream Assets or the DT Midstream Liabilities (except for the gross negligence or willful misconduct of a member of the DTE Energy Group) or with the ownership, operation or activities of the DT Midstream Business prior to the Distribution shall be deemed to be the fault of DT Midstream and the other members of the DT Midstream Group, and no such fault shall be deemed to be the fault of DTE Energy or any other member of the DTE Energy Group; and (ii) any fault associated with the business conducted with DTE Energy Assets or the DTE Energy Liabilities (except for the gross negligence or willful misconduct of a member of the DT Midstream Group) shall be deemed to be the fault of DTE Energy and the other members of the DTE Energy Group, and no such fault shall be deemed to be the fault of DT Midstream or any other member of the DT Midstream Group.

SECTION 6.08.    Remedies Cumulative. The remedies provided in this Article VI shall be cumulative and, subject to the provisions of Section 6.10 and Article X, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 6.09.    Survival of Indemnities. The rights and obligations of each of DTE Energy and DT Midstream and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 6.10.    Limitation on Liability. Except as may expressly be set forth in this Agreement, none of DTE Energy, DT Midstream or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other DTE Energy Indemnitee or DT Midstream Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that the Party seeking indemnification has engaged in any violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 6.10(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the DTE Energy Group or the DT Midstream Group, as applicable, for any indirect, special, punitive or consequential damages. Notwithstanding the foregoing, nothing in this Section 6.10 shall limit the Liability of DTE Energy, DT Midstream or any other member of either Group to the other or to any other member of the other’s Group, or to any other DTE Energy Indemnitee or DT Midstream Indemnitee, as applicable, with respect to breaches of Section 7.01, Section 7.04, Section 7.05, Section 7.07 or Section 7.09.

SECTION 6.11.    Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming on behalf of such Party or such Group shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any Governmental Authority, alleging that: (a) the assumption of any DT Midstream Liabilities by DT Midstream or any other member of the DT Midstream Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any DTE Energy Liabilities by DTE Energy or any other member of the DTE Energy Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article VI are void or unenforceable for any reason.

SECTION 6.12.    Management of Actions. This Section 6.12 shall govern the management and direction of pending and future Actions in which members of the DTE Energy Group or the DT Midstream Group are named as parties, but shall not alter the allocation of Liabilities set forth in Article II unless otherwise expressly set forth in this Section 6.12.

(a)    From and after the Distribution, the DT Midstream Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule XI and (ii) Actions (other than Actions set forth on Schedule XI, Schedule XII or Schedule XIII) that constitute only DT Midstream Liabilities or involve only DT Midstream Assets.

(b)    From and after the Distribution, the DTE Energy Group shall direct the defense or prosecution of any (i) Actions set forth on Schedule XII and (ii) Actions (other than Actions set forth on Schedule XI, Schedule XII or Schedule XIII) that constitute only DTE Energy Liabilities or involve only DTE Energy Assets.

(c)    From and after the Distribution, the Parties shall separately but cooperatively manage (whether as co-defendants or co-plaintiffs) any (i) Actions set forth in Schedule XIII and (ii) Actions (other than Actions set forth on Schedule XI, Schedule XII or Schedule XIII) that constitute both a DTE Energy Asset or DTE Energy Liability, on the one hand, and a DT Midstream Asset or a DT Midstream Liability, on the other hand (such Actions in clauses (i) and (ii), the “Mixed Actions”). The Parties shall cooperate in good faith and take all reasonable actions to provide for any appropriate joinder or change in named parties to such Mixed Actions such that the appropriate member of each Party or Group is party thereto. The Parties shall reasonably cooperate and consult with each other, and to the extent permissible and necessary or advisable, maintain a joint defense in a manner that would preserve for both Parties and their respective Affiliates any attorney-client privilege, joint defense or other privilege with respect to any Mixed Action. Notwithstanding anything to the contrary herein, and except as set forth in Schedule XIII, the Parties may jointly retain counsel (in which case the cost of counsel shall be shared equally by the Parties) or retain separate counsel (in which case each Party will bear the cost of its separate counsel) with respect to any Mixed Action; provided that the Parties shall bear their own discovery costs and shall share equally joint litigation costs. In any Mixed Action, each of DTE Energy and DT Midstream may pursue separate defenses, claims, counterclaims or settlements to those claims relating to the DTE Energy Business or the DT Midstream Business, respectively; provided that each Party shall in good faith make reasonable best efforts to avoid adverse effects on the other Party.

(d)    To the maximum extent permitted by applicable Law, the rights to recovery of each Party’s Subsidiaries in respect of any past, present or future Action are hereby delegated to such Party. It is the intent of the Parties that the foregoing delegation shall satisfy any Law requiring such delegation to be effected pursuant to a power of attorney or similar instrument. The Parties and their respective Subsidiaries shall execute such further instruments or documents as may be necessary to effect such delegation.

SECTION 6.13.    Settlement of Actions. No Party managing an Action (the “Managing Party”) pursuant to Section 6.12 shall consent to entry of any judgment or enter into any settlement of any such Action without the prior written consent of the other Party (the “Non-Managing Party”) (not to be unreasonably withheld, conditioned or delayed); provided, however, that such Non-Managing Party, including, in the case of a Mixed Action, any co-defendant or co-plaintiff, shall be required to consent to such entry of judgment or to such settlement that the Managing Party may recommend if the judgment or settlement: (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) involves only monetary relief which the Managing Party has agreed to pay; and (iii) includes a full and unconditional release of the Non-Managing Party and its applicable related Persons. Notwithstanding the foregoing, in no event shall a Non-Managing Party be required to consent to an entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against the Non-Managing Party’s Group (other than the determination of equitable relief incidental to the granting of monetary relief).

ARTICLE VII

Access to Information; Privilege; Confidentiality

SECTION 7.01.    Agreement for Exchange of Information; Archives. (a) Except in the case of an Adversarial Action or threatened Adversarial Action, and subject to Section 7.01(b), each of DTE Energy and DT Midstream, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which DTE Energy or DT Midstream, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on DTE Energy or DT Midstream, or any other member of its respective Group, as applicable

(including under applicable securities Laws), by any national securities exchange or any Governmental Authority having jurisdiction over DTE Energy or DT Midstream, or any other member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, that any request for information pursuant to this Section 7.01 shall be made in good faith and limited to the extent reasonable to satisfy the good faith basis for such request. The receiving Party shall use any Information received pursuant to this Section 7.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b)    In the event that either DTE Energy or DT Midstream determines that the disclosure of any Information pursuant to Section 7.01(a) could be commercially detrimental, violate any Law or Contract or waive or jeopardize any attorney-client privilege, attorney work product protection or other similar privilege or doctrine, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both DTE Energy and DT Midstream shall take all commercially reasonable measures to permit compliance with Section 7.01(a) in a manner that avoids any such harm or consequence. Both DTE Energy and DT Midstream intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c)    Each of DT Midstream and DTE Energy agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups at or prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed).

(d)    DTE Energy and DT Midstream each agree, on behalf of itself and each member of its respective Group, that it will only process personal data provided to it by the other Group in accordance with all applicable privacy and data protection law obligations (including, to the extent copies of the applicable privacy policies have been provided by one Party to the other, any applicable privacy policies of the DT Midstream Group or the DTE Energy Group, as the case may be) and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way as to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

(e)    Without limiting the generality of the foregoing, at any time after the Distribution, if any member of the DTE Energy Group identifies any Information in its possession or under its control (i) that pertains to any DT Midstream Group facilities before the Distribution and (ii) which has not already been delivered to DT Midstream prior to or in connection with the Distribution, it shall deliver such Information as soon as reasonably practicable to DT Midstream, subject to the provisions of this Article VII. For the avoidance of doubt, nothing in this Section 7.01(e) shall require any member of the DTE Energy Group to conduct any general search or investigation of its files for such Information.

SECTION 7.02.    Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein or in any Ancillary Agreement, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 7.03.    Compensation for Providing Information. DTE Energy and DT Midstream shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VII (whether or not such Information was a DT Midstream Asset or a DTE Energy Asset). Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with DT Midstream’s or DTE Energy’s, as applicable, standard methodology and procedures, but shall not include any mark-up above actual costs.

SECTION 7.04.    Record Retention. To facilitate the possible exchange of Information pursuant to this Article VII and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”) in accordance with its respective record retention policies as in effect on the date hereof or such longer period as required by Law, this Agreement or the Ancillary Agreements. Each of DTE Energy and DT Midstream shall use its reasonable best efforts to maintain and continue their respective Group’s compliance with all “litigation holds” applicable to any Information in its possession for the pendency of the applicable matter.

SECTION 7.05.    Accounting Information. Without limiting the generality of Section 7.01 but subject to Section 7.01(b):

(a)    Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law for DTE Energy to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the DT Midstream Group were consolidated with those of DTE Energy), DT Midstream shall use its reasonable best efforts to enable and assist DTE Energy to meet its timetable for preparation of its financial statements and to enable and assist DTE Energy’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) DT Midstream shall authorize and direct its auditors to make available to DTE Energy’s auditors, within a reasonable time prior to the date of DTE Energy’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of DT Midstream and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable and assist DTE Energy’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of DT Midstream’s auditors as it relates to DTE Energy’s auditors’ opinion or report and (ii) until all governmental audits are complete, DT Midstream shall provide reasonable access during normal business hours for DTE Energy’s internal auditors, counsel and other designated representatives to (x) the premises of DT Midstream and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of DT Midstream and its Subsidiaries and (y) the officers and employees of DT Midstream and its Subsidiaries, so that DTE Energy may conduct reasonable audits relating to the financial statements provided by DT Midstream and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the DT Midstream Group.

(b)    Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), DTE Energy shall use its reasonable best efforts to enable and assist DT Midstream to meet its timetable for dissemination of its financial statements and to enable and assist DT Midstream’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) DTE Energy shall authorize and direct its auditors to make available to DT Midstream’s auditors, within a reasonable time prior to the date of DT Midstream’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of DTE Energy and (y) work papers related to such annual audits and quarterly reviews, to enable and assist DT Midstream’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of DTE Energy’s auditors as it relates to DT Midstream’s auditors’ opinion or report and (ii) until all governmental audits are complete, DTE Energy shall provide reasonable access during normal business hours for DT Midstream’s internal auditors, counsel and other designated representatives to (x) the premises of DTE Energy and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of DTE Energy and its Subsidiaries and (y) the officers and employees of DTE Energy and its Subsidiaries, so that DT Midstream may conduct reasonable audits relating to the financial statements provided by DTE Energy and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the DTE Energy Group.

(c)    In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of DTE Energy to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, DT Midstream shall, within a reasonable period of time following a request from DTE Energy in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide DTE Energy with certifications of such officers in support of the certifications of DTE Energy’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to DTE Energy’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and DTE Energy’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same forms and manners as such DT Midstream officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin-Off or any other transactions related thereto) or as otherwise agreed upon between DTE Energy and DT Midstream.

SECTION 7.06.    Limitations of Liability. (a) Each of DTE Energy (on behalf of itself and each other member of the DTE Energy Group) and DT Midstream (on behalf of itself and each other member of the DT Midstream Group) understands and agrees that neither Party is representing or warranting in any way as to the accuracy or sufficiency of any Information exchanged or disclosed under this Agreement.

(b)    Neither DTE Energy nor DT Midstream shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither DTE Energy nor DT Midstream shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by DT Midstream or DTE Energy, as applicable, to comply with the provisions of Section 7.04.

SECTION 7.07.    Production of Witnesses; Records; Cooperation. (a) Without limiting any of the rights or obligations of the Parties pursuant to Section 7.01 or Section 7.04, after the Distribution Date and until the second anniversary thereof, except in the case of an Adversarial Action or threatened or contemplated Adversarial Action, each of DTE Energy and DT Midstream shall use their reasonable best efforts to make available, upon written request, (i) the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and (ii) any books, records or other documents within its control or that it otherwise has the ability to make available, in each case, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, Commission comment or review or threatened or contemplated Action, Commission comment or review (including preparation for any such Action, Commission comment or review) in which either DTE Energy or DT Midstream or any Person or Persons in its Group, as applicable, may from time to time be involved, regardless of whether such Action, Commission comment or review or threatened or contemplated Action, Commission comment or review is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b)    Without limiting the foregoing, DTE Energy and DT Midstream shall use their reasonable best efforts to reasonably cooperate and consult with each other to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions (including in connection with preparation for any such Action), other than an Adversarial Action or threatened or contemplated Adversarial Action.

(c)    The obligation of DTE Energy and DT Midstream to use their reasonable best efforts to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 7.07 is intended, other than in respect of an Adversarial Action or threatened or contemplated Adversarial Action, to be interpreted in a manner to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict. Without limiting the foregoing, each of DTE Energy and DT Midstream agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 7.07.

SECTION 7.08.    Privileged Matters. (a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution (whether by outside counsel, in-house counsel or other legal professionals) have been and will be rendered for the collective benefit of each of the members of the DTE Energy Group and the DT Midstream Group, and that each of the members of the DTE Energy Group and the DT Midstream Group shall be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Distribution, which services will be rendered solely for the benefit of the DTE Energy Group or the DT Midstream Group, as the case may be.

(b)    The Parties agree as follows:

(i)    DTE Energy shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the DTE Energy Business and not to the operations of the DT Midstream Business, whether or not the privileged Information is in the possession or under the control of any member of the DTE Energy Group or any member of the DT Midstream Group. DTE Energy shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any DTE Energy Assets or DTE Energy Liabilities and not any DT Midstream Assets or DT Midstream Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the DTE Energy Group or any member of the DT Midstream Group;

(ii)    DT Midstream shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to the operations of the DT Midstream Business and not to the DTE Energy Business, whether or not the privileged Information is in the possession or under the control of any member of the DT Midstream Group or any member of the DTE Energy Group. DT Midstream shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any privileged Information that relates solely to any DT Midstream Assets or DT Midstream Liabilities and not any DTE Energy Assets or DTE Energy Liabilities in connection with any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the DT Midstream Group or any member of the DTE Energy Group; and

(iii)    if the Parties do not agree as to whether certain information is privileged Information, then such Information shall be treated as privileged Information, and the Party that believes that such information is privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not privileged Information or unless the Parties otherwise agree.

(c)    Subject to the remaining provisions of this Section 7.08, the Parties agree that DTE Energy shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities not allocated pursuant to Section 7.08(b) in connection with any Actions or threatened or contemplated Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement. Upon the reasonable request of DTE Energy or DT Midstream, in connection with any Action or threatened or contemplated Action contemplated by this Article VII, other than any Adversarial Action or threatened or contemplated Adversarial Action, DTE Energy and DT Midstream will enter into a mutually acceptable common interest agreement to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or similar privilege or immunity of any member of either Group.

(d)    If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party and the members of its Group and (iii) not unreasonably withhold, delay or condition consent to any request for waiver by the other Party.

(e)    Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request (or of written notice that it will or has received such subpoena, discovery or other request) that may reasonably be expected to result in the production or disclosure of privileged Information subject to a shared privilege or immunity or as to which the other Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge or becomes aware that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests (or have received written notice that they will or have received such subpoena, discovery or other requests) that may reasonably be expected to result in the production or disclosure of such privileged Information, such Party shall promptly notify the other Party of the existence of any such subpoena, discovery or other request and shall provide the other Party a reasonable opportunity to review the privileged Information and to assert any rights it or they may have, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information; provided that if such Party is prohibited by applicable Law from disclosing the existence of such subpoena, discovery or other request, such Party shall provide written notice of such related information for which disclosure is not prohibited by applicable Law and use reasonable best efforts to inform the other Party of any related information such Party reasonably determines is necessary or appropriate for the other Party to be informed of to enable the other Party to review the privileged Information and to assert its rights, under this Section 7.08 or otherwise, to prevent the production or disclosure of such privileged Information.

(f)    The Parties agree that their respective rights to any access to Information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise. The Parties further agree that (i) the exchange by one Party to the other Party of any Information that should not have been exchanged pursuant to the terms of Section 7.09 shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such privileged Information and (ii) the Party receiving such privileged Information shall promptly return such privileged Information to the Party who has the right to assert the privilege or immunity.

SECTION 7.09.    Confidential Information. (a) Each of DTE Energy and DT Midstream, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, subcontractors, counsel and other advisors and representatives to hold, in strict confidence, and not release or disclose, and protect with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary Information pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the DTE Energy Group or the DT Midstream Group, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of DTE Energy, DT Midstream or its respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of DTE Energy, DT Midstream or Persons in its respective Group, as applicable, (iii) independently generated after the date hereof without reference to any proprietary or confidential Information of the DTE Energy Group or the DT Midstream Group, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required by Law to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable and legally permissible, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is required by Law to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such Information. Notwithstanding the foregoing, each of DTE Energy and DT Midstream may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information) and (y) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization must be promptly notified thereof by the disclosing Party.

(b)    Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of DTE Energy and DT Midstream, as applicable, will, promptly after the request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information, other than, in each case, any such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel.

SECTION 7.10.    Conflicts Waiver. Each of the Parties acknowledges, on behalf of itself and each other member of its Group, notwithstanding anything to the contrary contained herein, that DTE Energy has retained Cravath, Swaine & Moore LLP (the “Known Counsel”) to act as its counsel in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. DT Midstream hereby agrees on behalf of itself and each member of its Group that, notwithstanding anything to contrary contained herein, in the event that a dispute arises between or among (x) any member of the DT Midstream Group, any DT Midstream Indemnitee or any of their respective Affiliates, on the one hand, and (y) any member of the DTE Energy Group, any DTE Energy Indemnitee or any of their respective Affiliates, on the other hand, the Known Counsel may represent any member of the DTE Energy Group, any DTE Energy Indemnitee or any of their respective Affiliates in such dispute even though the interests of such Person may be directly adverse to any Person described in clause (x), and even though such Known Counsel may have represented a Person described in clause (x), in a matter substantially related to such dispute, or may be handling ongoing matters for a Person described in clause (x), and DT Midstream hereby waives, on behalf of itself and each other Person described in clause (x), as applicable, any conflict of interest in connection with such representation by such Known Counsel. Each of DT Midstream and DTE Energy, on behalf of itself and each other member of its Group, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 7.10. Each of DT Midstream and DTE Energy, on behalf of itself and each other member of its Group, further agrees that the Known Counsel and its respective partners and employees are third party beneficiaries of this Section 7.10.

ARTICLE VIII

Insurance

SECTION 8.01.    Maintenance of Insurance. For the period beginning as of the date hereof and ending on the date immediately prior to the Distribution Date, DTE Energy shall (i) cause the members of the DT Midstream Group and their respective employees, officers and directors to continue to be covered as insured parties under DTE Energy’s policies of insurance in a manner which is no less favorable than the coverage provided for the DTE Energy Group and (ii) permit the members of the DT Midstream Group and their respective employees, officers and directors to submit claims relating to, arising out of or resulting from facts, circumstances, events or matters that occurred prior to the Distribution Date to the extent permitted under such policies. With respect to any policies currently procured by DT Midstream for the sole benefit of the DT Midstream Group, DT Midstream shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Except as otherwise expressly permitted in this Article VIII, DTE Energy and DT Midstream acknowledge that, as of the date immediately prior to the Distribution Date, DTE Energy intends to take such action as it may deem necessary or desirable to remove the members of the DT Midstream Group and their respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the DTE Energy Group by any insurance carrier effective as of the date immediately prior to the Distribution Date. The DT Midstream Group will not be entitled on or following the Distribution Date to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring on or after the Distribution Date or to the extent any claims are made pursuant to any DTE Energy claims-made policies on or after the Distribution Date. No member of the DTE Energy Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Notwithstanding the foregoing, DTE Energy shall, and shall cause the other members of the DTE Energy Group to, use reasonable best efforts to take such actions as are necessary to cause all insurance policies of the DTE Energy Group that as of the date immediately prior to the Distribution Date provide coverage to or with respect to the members of the DT Midstream Group and their respective employees, officers and directors to continue to provide such coverage with respect to acts, omissions or events occurring prior to the Distribution Date in accordance with their terms as if the Distribution had not occurred; provided, however, that in no event shall DTE Energy be required to extend or maintain coverage under claims-made policies with respect to any claims first made against a member of the DT Midstream Group or first reported to the insurer on or after the Distribution Date.

SECTION 8.02.    Claims Under DTE Energy Insurance Policies. (a) On and after the Distribution Date, the members of each of the DTE Energy Group and the DT Midstream Group shall have the right to assert DTE Energy Policy Pre-Separation Insurance Claims and the members of the DT Midstream Group shall have the right to participate with DTE Energy to resolve DTE Energy Policy Pre-Separation Insurance Claims under the applicable DTE Energy insurance policies up to the full extent of the applicable and available limits of liability of such policy. DTE Energy or DT Midstream, as the case may be, shall have primary control over those DTE Energy Policy Pre-Separation Insurance Claims for which the DTE Energy Group or the DT Midstream Group, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control; provided that only DTE Energy shall have the authority to settle or otherwise resolve any DTE Energy Policy Pre-Separation Insurance Claims with the applicable insurer(s), subject, in the case of any DTE Energy Policy Pre-Separation Insurance Claims for which the DT Midstream Group bears the underlying loss, to the prior written consent of DT Midstream (which consent shall not be unreasonably withheld, conditioned or delayed). If a member of the DT Midstream Group is unable to assert a DTE Energy Policy Pre-Separation Insurance Claim because it is no longer an “insured” or “additional insured” under a DTE Energy insurance policy, then DTE Energy shall, to the extent permitted by applicable Law and the terms of such insurance policy, assert such claim in its own name and deliver the Insurance Proceeds to DT Midstream.

(b)    With respect to DTE Energy Policy Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, DT Midstream shall, or shall cause the applicable member of the DT Midstream Group to, report such claims arising from the DT Midstream Business as soon as practicable to each of DTE Energy and the applicable insurer(s), and DT Midstream shall, or shall cause the applicable member of DT Midstream Group to, individually, and not jointly, assume and be responsible (including, upon the request of DTE Energy, by reimbursement to DTE Energy for amounts paid or payable by it) for the reimbursement liability (including any deductible, coinsurance or retention payment) related to its portion of the liability, unless otherwise agreed in writing by DTE Energy. Each of DTE Energy and DT Midstream shall, and shall cause each member of the DTE Energy Group and DT Midstream Group, respectively, to, cooperate and assist the applicable member of the DT Midstream Group and the DTE Energy Group, as applicable, with respect to such claims. The applicable member of the DT Midstream Group shall provide to DTE Energy any collateral (or a letter of credit the face value of which is an amount equal to the value of such collateral) in respect of the reimbursement obligations as may reasonably be requested by the insurers and, upon the request of DTE Energy, any other collateral required by the insurers in respect of insurance policies under which DTE Energy Policy Pre-Separation Insurance Claims may be recoverable based upon DTE Energy’s reasonable estimate of the proportion of the requested collateral attributable to claims that may be made by the DT Midstream Group. DTE Energy agrees that DTE Energy Policy Pre-Separation Insurance Claims of members of the DT Midstream Group shall receive the same priority as DTE Energy Policy Pre-Separation Insurance Claims of members of the DTE Energy Group and be treated equitably in all respects, including in connection with deductibles, retentions and coinsurance.

SECTION 8.03.    Insurance Proceeds. Any Insurance Proceeds received by the DTE Energy Group for members of the DT Midstream Group or by the DT Midstream Group for members of the DTE Energy Group shall be for the benefit, respectively, of the DT Midstream Group and the DTE Energy Group, as applicable. Any Insurance Proceeds received for the benefit of both the DTE Energy Group and the DT Midstream Group shall be distributed pro rata based on the respective share of the underlying loss.

SECTION 8.04.    Claims Not Reimbursed. DTE Energy shall not be liable to DT Midstream for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the DTE Energy Group or any member of the DT Midstream Group or any defect in such claim or its processing. In the event that insurable claims of both DTE Energy and DT Midstream (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 8.04 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

SECTION 8.05.    D&O Policies.

(a)    On and after the Distribution Date, DTE Energy shall not, and shall cause the members of the DTE Energy Group not to, take any action that would limit the coverage of the individuals who acted as directors, officers or employees of DT Midstream (or members of the DT Midstream Group) prior to the Distribution Date under any directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by the members of the DTE Energy Group in respect of claims relating to a period prior to the Distribution Date. DTE Energy shall, and shall cause the members of the DTE Energy Group to, reasonably cooperate with the individuals who acted as directors, officers or employees of DT Midstream (or members of the DT Midstream Group) prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. DTE Energy shall, and shall cause members of the DTE Energy Group to, allow DT Midstream and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies maintained by DTE Energy and members of the DTE Energy Group pursuant to this Section 8.05. DTE Energy shall provide, and shall cause other members of the DTE Energy Group to provide, such cooperation as is reasonably requested by DT Midstream in order for DT Midstream to have in effect on and after the Distribution Date such new D&O Policies as DT Midstream deems appropriate with respect to claims relating to a period on or after the Distribution Date.

(b)    Except as provided in this Section 8.05, the DTE Energy Group may, at any time, without liability or obligation to the DT Midstream Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any “occurrence-based” insurance policy or “claims-made-based” insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that DTE Energy will immediately notify DT Midstream of any termination of any insurance policy.

SECTION 8.06.    Insurance Cooperation. The Parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Article VIII.

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01.    Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, but subject to the express limitations of this Agreement and of the Ancillary Agreements, each of the Parties shall, subject to Section 5.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b)    Without limiting the foregoing, but subject to the express limitations of this Agreement and of the Ancillary Agreements, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, Contract, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement, the Ancillary Agreements and any transfers of Assets or assignments and assumptions of Liabilities hereunder and thereunder and the other transactions contemplated hereby and thereby.

(c)    On or prior to the Distribution Date, DTE Energy and DT Midstream, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by DT Midstream or any other Subsidiary of DTE Energy, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d)    Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in good faith to determine whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

SECTION 9.02.    Non-Solicit and No-Hire. (a) Except as set forth in Section 2.02 of the EMA, each Party covenants and agrees that, from the Distribution Date through the 24-month anniversary of the Distribution Date, (i) it shall not, and shall cause its respective Subsidiaries not to, directly or indirectly, employ, hire, enter into an agency or consulting relationship with, recruit or solicit for employment, or interfere with the employment of, any employee of the members of the other Group (“Restricted Employees”); provided that the foregoing restrictions shall not apply to (A) any Restricted Employee whose employment was involuntarily terminated by the applicable Party or its Affiliates, (B) any Restricted Employee who has not been employed by the applicable Party or any of its Subsidiaries for at least six months, (C) any Restricted Employee whose prospective employment is agreed to in writing and signed by the highest level human resources officer at both companies and (D) any Restricted Employee who responds to general solicitations not targeted at Restricted Employees (including through the use of recruiting firms not directed at Restricted Employees) or advertisement in any newspaper, magazine, trade publication, electronic medium or other media; and (ii) it shall use reasonable best efforts to inform each of its Group’s officers and managers, and any of its other employees with responsibility for recruitment or hiring of employees, of the restrictions set forth in this Section 9.02(a).

(b)    If a final and non-appealable judicial determination is made that any provision of this Section 9.02 constitutes an unreasonable or otherwise unenforceable restriction with respect to any particular jurisdiction, the provisions of this Section 9.02 will not be rendered void but will be deemed to be modified solely with respect to the applicable jurisdiction to the minimum extent necessary to remain in force and effect for the greatest period and to the greatest extent that such court determines constitutes a reasonable restriction under the circumstances.

ARTICLE X

Termination

SECTION 10.01.    Termination. This Agreement may be terminated by DTE Energy at any time, in its sole discretion, prior to the Distribution.

SECTION 10.02.    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any member of their Group or any of their respective directors or officers) shall have any Liability or further obligation to the other Party or any member of its Group under this Agreement or the Ancillary Agreements.

ARTICLE XI

Miscellaneous

SECTION 11.01.    Counterparts; Entire Agreement; Corporate Power. (a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by electronic or PDF signature and scanned and exchanged by electronic mail, and such electronic or PDF signature shall constitute an original for all purposes.

(b)    This Agreement, the Ancillary Agreements and any Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c)    DTE Energy represents on behalf of itself and each other member of the DTE Energy Group, and DT Midstream represents on behalf of itself and each other member of the DT Midstream Group, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)    this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 11.02.    Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court or the federal court sitting in the State of Delaware) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby, including their execution, performance or enforcement, whether in contract, tort or otherwise. Each of the Parties hereby agrees that it shall not assert, and shall hereby waive, any claim or right or defense that it is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Each Party agrees that a final judgment in any legal proceeding resolved in accordance with this Section 11.02 and Section 11.12 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING IN ANY WAY TO THIS AGREEMENT PROVIDED HEREUNDER.

SECTION 11.03.    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent of the other Party in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party as promptly as reasonably practicable following the assignment. No assignment permitted by this Section 11.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 11.04.    Third-Party Beneficiaries. Except as expressly set forth in Section 7.10 and for the indemnification rights under this Agreement of any DTE Energy Indemnitee or DT Midstream Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 11.05.    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person,

(b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to DTE Energy, to:

DTE Energy Company

One Energy Plaza

Detroit, Michigan 48226-1279

Attn:     JoAnn Chavez, Senior Vice President and Chief Legal Officer

email:    joann.chavez@dteenergy.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn:    Erik Tavzel

  Andrew Elken

email:  etavzel@cravath.com

  aelken@cravath.com

If to DT Midstream, to:

DT Midstream, Inc.

One Energy Plaza

Detroit, Michigan 48226-1279

Attn:     Wendy Ellis, General Counsel and Corporate Secretary

email:    wendy.ellis@dtmidstream.com

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attn:    Erik Tavzel

  Andrew Elken

email:  etavzel@cravath.com

  aelken@cravath.com

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect the other Party’s right to serve process in any other manner permitted by Law.

SECTION 11.06.    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 11.07.    Publicity. Each of DTE Energy and DT Midstream shall consult with the other, and shall, subject to the requirements of Section 7.09, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and any filings with any Governmental Authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Information Statement, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 11.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

SECTION 11.08.    Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third-party fees, costs and expenses paid or incurred in connection with the Spin-Off will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties. Notwithstanding the foregoing, DTE Energy and DT Midstream shall each bear the costs and expenses incurred or paid as of the Distribution Date in connection with the Spin-Off for the services and to the financial, legal, accounting and other advisors set forth below their respective names on Schedule XV.

SECTION 11.09.    Headings. The article, section and paragraph headings contained in this Agreement, including in the table of contents of this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.10.    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the Liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 11.11.    Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 11.12.    Specific Performance. Subject to Section 5.03 and notwithstanding the procedures set forth in Article XI, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 11.13.    No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between DTE Energy and the other members of the DTE Energy Group, on one hand, and DT Midstream and the other members of the DT Midstream Group, on the other hand, and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à -vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of DTE Energy or DT Midstream.

SECTION 11.14.    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 11.15.    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof”, “herein”, “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any definition of or reference to any agreement, instrument or other document herein (including any reference herein to this Agreement) shall, unless otherwise stated, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein). The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “$” or dollar amounts are to the lawful currency of the United States of America. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

DTE ENERGY COMPANY

By:	/s/ David Ruud
	Name:	David Ruud
	Title:	Senior Vice President & Chief Financial Officer

DT MIDSTREAM, INC.

By:	/s/ David Slater
	Name:	David Slater
	Title:	President & Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]